                                EXHIBIT 2.3
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                AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT
                -------------------------------------------

              This AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (this "Amendment"), dated as of May 15, 2003, is made by and among Dominica Management, Inc., a New York corporation (the "Company"), Leeds Equity Partners III, L.P. ("Leeds"), J.W. Childs Associates, Inc. ("Childs" and together with Leeds, the "Stockholder Representatives") and DeVry Inc., a Delaware corporation ("Buyer").

              Buyer, the Company, Ross University Services, Inc., a Delaware corporation, Ross University Management, Inc., a St. Lucia corporation, and each of the sellers identified therein (the "Sellers") have entered into a Stock Purchase Agreement dated as of March 19, 2003 (as amended from time to time pursuant to its terms, the "Purchase Agreement"). Except as otherwise indicated herein, capitalized terms used in this Amendment have the same meaning ascribed to such terms in the Purchase Agreement.

              The parties to this Amendment entered into that certain Amendment No. 1 to Stock Purchase Agreement, dated as of March 26, 2003.

              Pursuant to Section 13.08 of the Purchase Agreement, the Company, the Stockholder Representatives and Buyer desire to amend the Purchase Agreement as provided in this Amendment.

              NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
              1. Amendment to Section 1.01(a). Section 1.01(a) of the Purchase Agreement is hereby amended and restated to read as follows:

                On the Closing Date and immediately prior to the transactions described in clause (b) below, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall cause Ross Acquisition Company, L.L.C., a Delaware limited liability company ("RAC"), to sell, assign, transfer and convey to RUSI 1,000 shares of DelCo common stock, and, in exchange, RUSI shall sell, assign, transfer and convey to RAC all of the issued and outstanding capital stock of RUMI. Buyer acknowledges that (i) 65% of such RUMI capital stock is subject to a pledge in favor of Bank of America to secure the obligations set forth on the Indebtedness Schedule, and it is accepting such RUMI capital stock subject to all obligations relating to such pledge and, (ii) notwithstanding Section 4.03 or any other provision of this Agreement, the transfer of RUMI capital stock contemplated by this section may give rise to a breach of or a default under such obligations. Buyer shall not make, bring or assert any action, suit or claim against any Seller or any Stockholder Representative, whether for

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                indemnification or otherwise, in connection with any
                Losses arising in connection with any such default or breach.

              2. Amendment to Section 1.02(b). Section 1.02(b) of the Purchase Agreement is hereby amended and restated to read as follows:

                Immediately prior to the Closing, each Optionholder shall exercise the ISOs held by such Optionholder in their entirety and, at the time specified in Section 1.01(b)(i), shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from such Optionholder, all of the shares of capital stock otherwise issuable to the Optionholder upon such exercise (the "ISO Shares") free and clear of all Liens other than applicable federal and state securities law restrictions, against payment by Buyer for the ISO Shares of an amount in cash equal to such Optionholder's Common Share Proceeds applicable to the ISO Shares. The amount to be paid at the Closing to each such Optionholder with respect to the ISO Shares will be an amount in cash equal to such Optionholder's Closing Common Share Proceeds, reduced, in the case of any Optionholder who exercises an ISO without payment of the exercise price, by the amount of the exercise price for all shares of Common Stock issuable upon exercise of such ISO. The Company shall not make any change to any ISO after the date hereof which change would constitute a material modification of the ISO (as defined in Section 424(h) of the Code).

              3. Amendment to Section 1.03(a)(iv). Section 1.03(a)(iv) of the Purchase Agreement is hereby amended and restated to read as follows:

                (iv) the aggregate exercise price for all shares of Common Stock issuable upon exercise of Options that are either cancelled at Closing or exercised immediately prior to Closing,

              4. Amendment to Section 1.03(b)(iv). Section 1.03(b)(iv) of the Purchase Agreement is hereby amended and restated to read as follows:

                (iv) the aggregate exercise price for all shares of Common Stock issuable upon exercise of Options that are either cancelled at Closing or exercised immediately prior to Closing,

              5. Amendment to Section 1.04(c). Section 1.04(c) of the Purchase Agreement is hereby amended and restated to read as follows:

                At the Closing, the Company shall receive, on behalf of the Optionholders holding Nonqualified Options,

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                payment by Buyer of an amount in cash equal to the
                Aggregate Closing Option Proceeds in exchange for the delivery by each Optionholder to the Company, for cancellation, of all of such Optionholder's outstanding Nonqualified Options and, upon such delivery, such Nonqualified Options shall be deemed canceled. Payment at the Closing in consideration of cancellation of the Options shall be made by wire transfer of immediately available funds on the Closing Date to an account or accounts specified by the Company at least two business days prior to the Closing. Promptly after receipt of the Aggregate Closing Option Proceeds, the Company shall distribute to each Optionholder holding Nonqualified Options an amount equal to such Optionholder's Closing Option Proceeds by wire transfer of immediately available funds to an account specified by each Optionholder at least two days prior to the Closing.

              6. Amendment to Section 1.04(d). Section 1.04(d) of the Purchase Agreement is hereby amended and restated to read as follows:

                At the Closing, the Company shall receive, on behalf of the Optionholders who exercise ISOs immediately prior to the Closing, payment by Buyer of the amount in cash equal to the aggregate Closing Common Share Proceeds payable pursuant to Section 1.02(b) in exchange for the delivery by such Optionholder to Buyer of appropriate transfer documents effecting the transfer of such Optionholder's ISO shares. Payment for the ISO Shares shall be made by wire transfer of immediately available funds on the Closing Date to an account or accounts specified by the Company at least two days prior to the Closing. Promptly after receipt of the amounts due pursuant to this Section 1.04(d), the Company shall distribute to each Optionholder an amount equal to such Optionholder's Closing Common Share Proceeds, reduced, in the case of any Optionholder who exercises an ISO without payment of the exercise price, by the amount of the exercise price for all shares of Common Stock issuable upon exercise of such ISO, by wire transfer of immediately available funds to an account specified by each Optionholder at least two days prior to the Closing.

              7. Amendment to Section 1.04(e). Section 1.04(e) of the Purchase Agreement is hereby amended and restated to read as follows:

                Notwithstanding anything to the contrary contained in Sections 1.04(a)-(d), the Stockholder Representatives

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                may retain a portion of the amounts delivered to them
                pursuant to such sections and may direct the Company prior to Closing to retain a portion of the amounts delivered to it pursuant to such sections, in each case to satisfy potential future obligations of the Sellers (in the aggregate, the "Holdback Amount"); provided that the portion of the Holdback Amount retained by the Stockholder Representatives or the Company on behalf of each Seller shall be determined pro rata according to each Seller's Common Percentages; and provided further that, immediately following the Closing, the Company shall pay the Holdback Amount retained by it to the Stockholder Representatives by wire transfer of immediately available funds to an account specified by the Stockholder Representatives. The Holdback Amount shall be retained by the Stockholder Representatives for such time as the Stockholder Representatives shall determine in their sole discretion. Except for the payment by the Company to the Stockholder Representatives described above in this clause (e), any amounts distributed from the Holdback Amount shall be distributed to the Sellers pro rata based upon their Common Percentages.

              8. Addition of Section 1.04(h). A Section 1.04(h) is hereby inserted into the Purchase Agreement, which states as follows:

                (h) Notwithstanding Section 1.02 above, the Company may cause any Nonqualified Option to be exercised immediately prior to Closing, and, if any Nonqualified Option is exercised immediately prior to Closing, it shall be subject to the provisions regarding ISOs in Sections 1.02(b) and 1.04(d) (including with respect to the payment of Common Share Proceeds and Closing Common Share Proceeds, and reduction of payments in the case of any Nonqualified Option exercised without payment of the exercise price by the Optionholder), subject to any provisions in the exercise agreement related to such Option.

              9. Amendment to Article V. Article V of the Purchase Agreement is hereby amended to replace each reference to "BarbCo" with "RAC".

              10. Addition of Section 9.04(d). A Section 9.04(d) is hereby inserted into the Purchase Agreement, which states as follows:

                (d) Buyer hereby acknowledges that (i) Buyer has requested that certain Optionholders exercise their Options prior to Closing and (ii) none of the Company, the Sellers or the Stockholder Representatives have made any representations or

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                warranties regarding whether any Option constitutes
                an incentive stock option within the meaning of
                Section 422(b) of the Code. Buyer is making its own determination whether to withhold any amounts in connection with the payments required to be made pursuant to Sections 1.04(c) and 1.04(d) under any provision of federal, state or local or foreign or Tax law. Buyer shall not (i) make, bring or assert any action, suit or claim against any Seller or any Stockholder Representative in connection with any Losses arising in connection with any such determination by Buyer regarding such withholding, including, without limitation, to the extent that such determination is based on Buyer's assessment of whether any Options constitute incentive stock options within the meaning of Section 422(b) of the Code or (ii) claim or assert, whether in a claim for indemnification or otherwise, that the failure to withhold amounts in connection with the exercise of any Option as contemplated by Section 1.04(h) or from the payments required to be made pursuant to Sections 1.04(c) and 1.04(d) constitutes or results in a breach of any representations or covenants by the Sellers or the Stockholder Representatives made herein.

              11. Buyer Acknowledgement. Buyer acknowledges that it timely received the documentation required to be delivered by the Stockholder Representatives pursuant to Section 1.05 of the Purchase Agreement.

              12. Counterparts. This Amendment may be executed in multiple counterparts (including by means of telecopied signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

              13. Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Amendment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

              14. Consent. The undersigned parties hereby consent to this Amendment pursuant to Section 13.08 of the Purchase Agreement and as such consent may otherwise be required.

              15. Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Purchase Agreement except as expressly provided for in this Amendment.

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              IN WITNESS WHEREOF, the parties have executed this Amendment No.
2 to Stock Purchase Agreement as of the date first above written.

                                        COMPANY:

                                        DOMINICA MANAGEMENT, INC.

                                        By:   /s/John T. St. James
                                              -----------------------
                                        Name: John T. St. James
                                              -----------------------
                                        Its:  V.P., Treasurer & Chief
                                              Financial Officer
                                              -----------------------

                                        STOCKHOLDER REPRESENTATIVES:

                                        LEEDS EQUITY PARTNERS III, L.P.

                                        By:     Leeds Equity Associates, L.P.
                                        Its:    General Partner

                                        By:     Leeds Equity Management,
                                                L.L.C.
                                        Its:    General Partner

                                        By:   /s/Jeffrey T. Leeds
                                              -------------------
                                        Name: Jeffrey T. Leeds
                                              -------------------
                                        Its:  Member
                                              -------------------

                                        J.W. CHILDS ASSOCIATES, INC.

                                        By:   /s/Adam L. Suttin
                                              -----------------
                                        Name: Adam L. Suttin
                                              -----------------
                                        Its:  Vice President
                                              -----------------

                                        BUYER:

                                        DeVRY INC.

                                        By:   /s/Ronald L. Taylor
                                              ----------------------
                                        Name: Ronald L. Taylor
                                              ----------------------
                                        Its:  President and Co-Chief
                                              ----------------------
                                              Executive Officer
                                              ----------------------